Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Info:
Jyllene Miller
SVP Marketing & Analyst Communications
Jyllene.Miller@concentrix.com

SYNNEX to acquire The Minacs Group Pte Ltd. and integrate with Concentrix

● Adds approximately $400M of revenue and $0.53 per share non-GAAP earnings
● Adds key clients across strategic verticals
● Expands Concentrix into Internet of Things (IoT) and Marketing Optimization Services

Fremont, CA & Oshawa, ON. - July 11th, 2016 – SYNNEX Corporation (NYSE: SNX), and Minacs today announced a definitive agreement in which SYNNEX will acquire Minacs and integrate it into its Concentrix business segment. The purchase price is approximately $420 million subject to closing adjustments.
This transaction is intended to strengthen domain expertise in Concentrix’ automotive industry vertical and accelerate Marketing Optimization and IoT solutions with Minacs’ proprietary technology. The transaction also provides Concentrix more scale and reach to further serve its client base. As a result, Concentrix is expected to strengthen its competitive advantages in the marketplace.
“We believe this acquisition will enhance Concentrix’ position as global leader in business services,” stated Kevin Murai, CEO and President of SYNNEX Corp. “This strategic investment is expected to create even greater scale and a more compelling value proposition for our clients and shareholders. This transaction is also in line with our stated goals of margin expansion and diversification of our revenue.”
“Minacs has been able to establish itself as a high value unique player in Business Services. Their investments in IoT and Marketing Optimization stand out as solutions with growing market demand, which we believe we will be able to leverage across our combined client base,” said Chris Caldwell, President of Concentrix. “This acquisition is intended to increase our speed to market of these solutions and provide us new opportunities for expansion.”
Anil Bhalla, CEO of Minacs, will stay with the combined company and join Concentrix’ senior executive staff. “I am confident that the combination of our capabilities will present an even more compelling value proposition to the marketplace,” Bhalla said. “Across industries, clients can expect our shared vision and strategic scale to help them solve bigger, more complex business challenges.”
It is anticipated that the transaction will close in late Q3 2016, subject to the satisfaction of regulatory requirements and customary closing conditions. Until the transaction is completed, the companies will continue to operate independently.

About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, optimizing supply chains and providing outsourced services focused on customer relationship management. SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Founded in 1980, SYNNEX Corporation operates in 26 countries around the world. Additional information about SYNNEX may be found online at www.synnex.com.
About Concentrix
Concentrix, a wholly owned subsidiary of SYNNEX, has operations across 25 countries, with approximately 90 delivery centers. It has more than 70,000 employees servicing more than 400 clients in more than 40 languages. The company has a large delivery footprint in India, the Philippines, Europe, Asia/Pacific, North America and South America. Concentrix has expertise in 10 industries and offers enhanced capabilities in advanced analytics, enabling technologies and non-voice services. Concentrix delivers services by voice, mobile, social and Web chat across multiple geographies. The company operates with a holistic view that includes all customer touchpoints in an omni-channel approach. Concentrix focuses on the following industries: banking and financial services, healthcare and pharmaceutical, insurance, technology, consumer electronics, retail and e-commerce, government and public sector, media and communications, automotive and travel, transportation and tourism. For information and recent news, visit www.concentrix.com.
About Minacs
Minacs is a leading outsourcing business solutions partner to global corporations in the manufacturing, retail, telecom, technology, media and entertainment, banking, insurance, healthcare, and public sectors. 21,000 Minacs experts across 35 centers worldwide deliver customer experience, marketing, and back office solutions to power superior business results for clients. Minacs is a portfolio company of CX Partners and Capital Square Partners and was advised by Rothschild in this divestiture. Visit www.minacs.com to learn more about solutions for global enterprises and their customers.
Safe Harbor Statement
Statements in this news release which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the expected timing of the transaction and the impact of the transaction on Concentrix’ and SYNNEX’ business and operations, including the estimated financial impact of the transaction, expectations that the transaction will strengthen expertise, accelerate certain business solutions, allow Concentrix to leverage certain aspects of the acquired businesses, strengthen its competitive advantage and create a more compelling value proposition, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to Concentrix’ ability to successfully and timely close the acquisition, the impact of the acquisition on Concentrix’ and SYNNEX’ operations and financial performance, Concentrix’ ability to compete effectively, and other risks and uncertainties which apply to SYNNEX Corporation, which are detailed in our Form 10-K for the fiscal year ended November 30, 2015 and subsequent SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.
Non-GAAP Financial Information
SYNNEX has provided in this press release, information related to the projected impact of the acquisition on the company’s earnings per share on a non-GAAP basis, as it excludes one-time acquisition related expenses, intangible amortization and restructuring charges. This non-GAAP information provides investors with an additional tool to evaluate the Company’s operations. Because this non-GAAP information is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. Non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.
Forward-looking information relating to one-time acquisition related expenses, intangible amortization and restructuring charges would be required to reconcile the non-GAAP earnings per share information presented herein with GAAP earnings per share. The factors that may impact SYNNEX’ future one-time acquisition related expenses, intangible amortization and restructuring charges are out of its control and/or cannot be reasonably predicted, and therefore SYNNEX is unable to provide such information without unreasonable effort.
Copyright 2016 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX, and all other SYNNEX Company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo, and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.
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